                                                                   EXHIBIT 99.1


CONTACT: William J. Barlow, CPA  (770) 391-8789
         Vice President, Finance-Controller
         or
         Wendy M. Chamblee (770) 391-8903
         Vice President, Corporate Communications


                      COTTON STATES LIFE INSURANCE COMPANY
                        ANNOUNCES THIRD-QUARTER EARNINGS

         ATLANTA (November 12, 2003) Cotton States Life Insurance Company (NASDAQ: CSLI) today announced net earnings for the third quarter of $1.9 million or $.29 per diluted share, compared to $2.0 million or $.31 per diluted share for the same period in 2002. Earnings through the first nine months of the year were $5.0 million or $.76 per diluted share, compared to $5.2 million or $.81 per diluted share for the same period last year.

         Highlights of the Company's 2003 third quarter performance include:

                  - A nine percent increase in total premiums during the third quarter and year-to-date, compared to the same period last year.

                  - Premiums from the Company's guaranteed issue/simplified issue whole life products increased 16 percent during the quarter, compared to the third quarter of 2002. Universal life premiums increased eight percent during the quarter, compared to the prior period.

                  - Net income from the Company's brokerage operations increased seven percent for the quarter and exceeded management's expectations. Year-to-date income from brokerage commissions was $3.4 million, compared to $3.3 in 2002.

                  - Benefits, claims and operating expenses continue to be within expectations for the year.

         According to Cotton States Chairman, President and CEO, J. Ridley Howard, "I continue to be pleased with our performance this year, especially in light of the tough business climate. Our quarterly net earnings exceeded management's expectations and our year-to-date net earnings are on target with management's objectives."


                                     (more)

         As announced earlier this week, Cotton States Insurance Group and COUNTRY Insurance & Financial Services, located in Bloomington, Illinois, announced that they have entered into a letter agreement outlining the terms of a potential transaction between the two organizations. Pursuant to the letter agreement, it is anticipated that COUNTRY would purchase the outstanding capital stock of Cotton States Life Insurance Company at a price per share of $20.25 and Cotton States Mutual Insurance Company would enter into an affiliation agreement which would add it to the COUNTRY Property/Casualty Reinsurance Pool.

         COUNTRY and Cotton States have agreed to continue discussions on an exclusive basis and COUNTRY believes it is near completion of its due diligence and financial review of Cotton States. However, the transactions are subject to negotiation and execution of definitive agreements by COUNTRY and Cotton States, which would occur only after the completion of due diligence. In addition, the transactions are subject to Board of Director approval by each party, regulatory approval, shareholder approval and, if necessary, Mutual Company policyholder approval, and other customary approvals and conditions.

About Cotton States Insurance Group

         Cotton States Insurance is a group of companies that has been providing quality insurance products to customers in the Southeast since 1941, with products for auto, home and life. The Group's product portfolio is complemented with specialty products that are marketed through its brokerage operations.

         The Cotton States Insurance Group includes Cotton States Mutual Insurance Company, Shield Insurance Company and Cotton States Life Insurance Company, including its two subsidiaries Cotton States Marketing Resources, Inc. and CSI Brokerage Services, Inc. Cotton States Life Insurance Company is traded on The NASDAQ National Market under the symbol CSLI.

         For additional information, contact Cotton States Insurance Company at
(770) 391-8903 or visit www.cottonstatesinsurance.com.

FORWARD LOOKING STATEMENT.

This press release contains forward-looking statements that are not strictly historical and that involve risks and uncertainties. Such statements include, without limitations, any statements containing the words "believe," "anticipate," "estimate," "expect," "intend," "plan," "seek," and similar expressions. Investors are cautioned that such statements, including, without limitation, statements regarding projections of earnings, revenues, or other financial items, Cotton States' expectations of benefits, claims and operating expenses for the year, the ability of Cotton States and COUNTRY Insurance & Financial Services to enter into definitive agreements and the timing thereof, if at all, the structure of the potential transactions, and the price per share expected to be received by the shareholders of Cotton States Life Insurance Company if a transaction with COUNTRY is completed. The forward-looking statements set forth herein involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, without limitation, the difficulty of keeping expense growth at modest levels while increasing revenues, general economic conditions, legislation or regulatory environments that adversely affect the businesses, completion of due diligence and financial reviews with results satisfactory to COUNTRY, the ability of Cotton States and COUNTRY to obtain necessary regulatory approvals in connection with the proposed transactions, and other risks that are described from time to time in Cotton States' annual and quarterly reports filed with the Securities and Exchange Commission. Cotton States expressly disclaims any obligation to update these forward-looking statements.

                      COTTON STATES LIFE INSURANCE COMPANY
            Unaudited Consolidated Condensed Statements of Earnings
        Three Months and Nine Months ending September 30, 2003 and 2002


                                                             Three months ended                  Nine months ended
                                                               September 30,                       September 30,
                                                     ------------------------------        ------------------------------
                                                         2003               2002              2003                2002
                                                     -----------        -----------        -----------        -----------

Revenue:
     Premiums                                        $ 8,776,978          8,060,634         25,799,984         23,734,944
     Investment income                                 2,224,128          2,642,930          6,680,796          7,541,903
     Realized investment gains                           253,397            385,106          1,489,296            493,257
     Brokerage commissions                             1,211,349          1,204,326          3,408,974          3,337,429
                                                     -----------        -----------        -----------        -----------


            TOTAL REVENUE                             12,465,852         12,292,996         37,379,050         35,107,533
                                                     -----------        -----------        -----------        -----------



Benefits and expenses:
     Benefits and claims                               5,083,393          5,091,847         15,376,111         14,076,802
     Interest credited                                 1,497,835          1,498,770          4,466,267          4,461,837
     Amortization of policy acquisition costs          1,428,323            652,203          3,736,014          2,582,937
     Operating expenses                                1,788,813          2,213,285          6,563,369          6,635,810
                                                     -----------        -----------        -----------        -----------

            TOTAL BENEFITS AND EXPENSE                 9,798,364          9,456,105         30,141,761         27,757,386
                                                     -----------        -----------        -----------        -----------


     Income before income tax expense                  2,667,488          2,836,891          7,237,289          7,350,147

     Income tax expense                                  782,614            814,817          2,219,827          2,103,187
                                                     -----------        -----------        -----------        -----------


NET INCOME                                           $ 1,884,874          2,022,074          5,017,462          5,246,960
                                                     ===========        ===========        ===========        ===========

Basic income per share of common stock               $      0.30               0.32               0.79               0.83
                                                     ===========        ===========        ===========        ===========


Diluted income per share of common stock             $      0.29               0.31               0.76               0.81
                                                     ===========        ===========        ===========        ===========


Weighted average number of shares
     used in computing income per share

          Basic                                        6,323,737          6,339,837          6,323,792          6,338,426
                                                     ===========        ===========        ===========        ===========
          Diluted                                      6,617,889          6,495,878          6,616,595          6,495,919
                                                     ===========        ===========        ===========        ===========